UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 15, 2006
ABM Industries Incorporated
(Exact name of registrant as specified in its charter)

Delaware	1-8929	94-1369354

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Pacific Avenue, Suite 222, San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (415) 733-4000

Not Applicable

(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events
On August 15, 2006, ABM Industries Incorporated settled its World Trade Center business interruption insurance coverage litigation with Zurich American Insurance Company for $80 million. This payment, which will be received in September 2006, less legal and other expenses associated with the claim, will increase ABM’s net income in its fourth quarter ending October 31, 2006, by approximately $45.0 million or $0.90 per diluted share. This settlement resolved ABM’s business interruption insurance claims for its losses related to the destruction of the World Trade Center complex in New York City, where ABM provided janitorial, engineering, and lighting services. ABM issued a press release announcing the settlement on August 15, 2006, which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated into this item by reference.
Item 9.01      Financial Statements and Exhibits
(c)     Exhibits.
99.1	Press Release of ABM Industries Incorporated dated August 15, 2006, announcing the settlement of its World Trade Center business interruption insurance coverage litigation with Zurich American Insurance Company for $80 million.
Forward Looking Statements:
Statements contained in this Current Report on Form 8-K that relate to ABM’s current beliefs or expectations, including, but not limited to, anticipated net income, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The actual results of operations will depend upon a number of factors, including, but not limited to, those described above. The Company assumes no obligation to update or revise the forward-looking statements in this report.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED
Dated: August 17, 2006	By:	/s/ Linda S. Auwers
Linda S. Auwers
Senior Vice President and General Counsel

EXHIBIT INDEX
99.1	Press Release of ABM Industries Incorporated dated August 15, 2006, announcing the settlement of its World Trade Center business interruption insurance coverage litigation with Zurich American Insurance Company for $80 million.